COLLEGE RETIREMENT EQUITIES FUND
                                 NEW YORK, N.Y.

             ROLLOVER INDIVIDUAL RETIREMENT UNIT-ANNUITY CERTIFICATE

 Certificate        Date of Issue        Date of Birth     Annuity Starting Date
   Number            Mo. Day Yr.          Mo. Day Yr.           Mo. Day Yr.
 B-300000-0          03  01  1992          12  20  1952          01  01  2018

  Participant        DOE, JOHN J

This is to certify that you, as the owner (Participant), of this certificate are entitled to share in the benefits of College Retirement Equities Fund ("CREF" or "Fund").

This page refers briefly to some of the features described in your certificate. The next pages set forth in detail the rights and obligations of both CREF and you under the certificate.

                 PLEASE READ YOUR CERTIFICATE. IT IS IMPORTANT.

                               GENERAL DESCRIPTION

All premiums must be Rollover Amounts that meet the requirements of the Internal Revenue Code. Each premium paid to CREF purchases a number of Accumulation Units representing your share in CREF. You may convert these into an income of Annuity Units.

When you are ready to start receiving your income, you choose the Income Option you want from among those described in your certificate. All options provide an income for you, and all but one also have some provision for another person, to be named by you.

If you die before starting to receive annuity income, your Accumulation Units will provide a benefit for your Beneficiary under one of the methods described in your certificate.

At least once each year we will report to you on any premiums paid and the current value of your Accumulation Units.

You may choose to withdraw, as a Lump-sum Benefit, all or part of your Accumulation before starting to receive an income.

You, or your Beneficiary at your death, may have CREF pay the value of some or all of your Accumulation Units to Teachers Insurance and Annuity Association of America ("TIAA") for the purchase of a fixed-dollar contract, as explained in your certificate.

30 DAY RIGHT TO EXAMINE YOUR CERTIFICATE. You have 30 days from the day you receive this certificate to examine and to cancel it if you decide not to keep it. To cancel the certificate, simply send us your written request to cancel at the address below. As of the end of the Business Day in which we have received your request, CREF will refund to the remitter the accumulated value of all premiums paid. As of that date, the certificate will be void as of the date of issue and no benefits will be provided under it. If this certificate was issued as a result of a transfer from another contract or certificate issued by TIAA or CREF, the accumulated value of the premium will be reinstated in such contract or certificate as of the date of cancellation.

       THIS CERTIFICATE CANNOT BE ASSIGNED, NOR DOES IT PROVIDE FOR LOANS.
                       THIS CERTIFICATE DOES NOT GUARANTEE
                  ANY FIXED-DOLLAR AMOUNT OF ANNUITY PAYMENTS.




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                        INDEX OF PROVISIONS

                                                       Section
Accounts
             - Definition....................................1
             - Deletion.....................................49
Accumulation - Definition....................................3
Accumulation Units
             - Definition....................................2
             - Number of.....................................4
Amendment, Right to Amend...................................56
Annuity Benefit
             - Annuity Unit..................................6
             - Unit Annuity.................................18
Annuity Starting Date
             - Change of....................................23
             - Definition....................................5
Assignment - Void and of no effect..........................45
Benefits
             - Based on Incorrect Data......................53
             - Requests for.................................58
Business Day.................................................8
Certificate - Changes to....................................20
Claims of Creditors - Protection against....................47
Commuted Value - Definition................................. 9
Correspondence with us......................................58
Death Benefit
             - Beneficiary...................................7
             - Changing the Beneficiary.....................30
             - Definition...................................10
             - Methods of Payment...........................31
             - Naming Your Beneficiary......................29
             - Number of Annuity Units......................33
             - Payment of...................................28
             - Payments after death of
                       Beneficiary..........................32
Distribution, amount required to be distributed.............39
Distribution Periods, requirements
             - Distribution beginning after death...........41
             - Distribution beginning before
                       death................................40
             - Limits on Distribution Periods...............38
             - Required Beginning Date......................37
Distribution Requirements - Definitions.....................42
Elections and Changes - Procedure...........................50
Errors, premium received in error...........................57
Exclusive Benefit...........................................46
Income Benefit
             - Definition...................................11
             - Number of Annuity Units......................27
             - Options......................................25
             - Guaranteed or fixed periods..................26
             - Starting payments............................24
Lump-sum Benefit
             - Availability of..............................35
             - Definition...................................14
             - Payment of...................................36
IRA - Definition............................................12
IRC - Definition............................................13
Lapse or Forfeiture - Protection against....................22
Laws and Regulations - Compliance with......................55
Loans - Loans not available.................................45
Non-Forfeiture of Benefits..................................48
Ownership...................................................44
Payment to an Estate, Trustee, etc..........................51
Premiums....................................................21
Proof of Survival...........................................54
Report of Premiums and Accumulation.........................43
Rollover Amount
             - Definition of................................15
- Premiums must be Rollover
                       Amounts..............................21
Rules of the Fund - Definition..............................16
Second Participant..........................................17
Service of Process upon CREF................................52
Transfer....................................................34
Valuation Day - Definition..................................19

                        COLLEGE RETIREMENT EQUITIES FUND


CERTIFICATE           DATE OF      DATE OF          ANNUITY STARTING
   NUMBER              ISSUE        BIRTH                 DATE

[B-300000-0         03 01 1992   12 20 1952            01 01 2018]

PARTICIPANT       [DOE, JOHN J]

SOCIAL SECURITY NUMBER:   [999-99-9999]



[THIS CERTIFICATE WAS MADE AND DELIVERED IN THE STATE OF NEW YORK. THE VALIDITY AND EFFECT OF ALL RIGHTS AND DUTIES UNDER THIS CERTIFICATE ARE GOVERNED BY THE LAWS THERE IN FORCE.]

                     PART A: TERMS USED IN THIS CERTIFICATE

1. ACCOUNTS. CREF maintains the following four investment Accounts, each with its own distinct investment portfolio:

The CREF STOCK ACCOUNT maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF MONEY MARKET ACCOUNT maintains a portfolio consisting primarily of short-term debt securities.

The CREF BOND MARKET ACCOUNT maintains a portfolio consisting primarily of investment grade bonds.

The CREF SOCIAL CHOICE ACCOUNT maintains a portfolio consisting primarily of common stocks, investment grade bonds, and short-term debt securities.

In the future, CREF may establish other Accounts with other investment portfolios.

2. ACCUMULATION UNITS. Each CREF Account maintains a separate Accumulation Unit value. The current value of each Account's Accumulation Unit is based on the market value of that Account's investments, and will be determined in accordance with the Rules of the Fund.

3. Your ACCUMULATION is the sum of the value of all of your Accumulation Units in all of the Accounts under this certificate. It will provide the benefits described in this certificate.

4. NUMBER OF ACCUMULATION UNITS. Each premium paid under this certificate will purchase a number of Accumulation Units determined in accordance with the Rules of the Fund. The premiums will be allocated among the CREF Accounts under your certificate in accordance with your most recent instructions received by CREF, as detailed in Section 21. The number of your Accumulation Units in any Account under your certificate will be increased by:

           A)  any premiums paid to that Account under your certificate; and
           B) any Transfers to that Account under your certificate from another CREF Account; And will be reduced by:
           C) the application of Accumulation Units from that Account to provide an Income Benefit;
           D)          any Lump-sum Benefits paid from that Account; and
           E)          any Transfers from that Account to TIAA or another CREF
Account.

5. The ANNUITY STARTING DATE shown on Page 3 is the date your Income Benefit is scheduled to begin. The Date may be changed as explained in Sections 23 and 24.

6. An ANNUITY UNIT is the unit of payment for all Unit-Annuity benefits. The CREF Stock Account, the CREF Money Market Account, and the CREF Social Choice Account each maintain separate Annuity Units. The current value of an Annuity Unit will change from time to time to reflect changes in CREF's investment, mortality, and expense experience. The dollar value of any Unit-Annuity payment will be the product of the number of Annuity Units to be paid and the then current value of an Annuity Unit.

7. BENEFICIARIES are persons you name, in a form satisfactory to CREF, to receive the Death Benefit if you die before the Annuity Starting Date.

8. A BUSINESS DAY is any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 p.m. New York time, or, if earlier, the time trading on the New York Stock Exchange closes for that day.

9. COMMUTED VALUE. The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments. The Commuted Value of a series of payments of Annuity Units is computed in accordance with the Rules of the Fund, in which it is referred to as the Present Value.

10. The DEATH BENEFIT is the current value of your Accumulation. It will be paid to your Beneficiary under one of the Methods of Payment set forth in Part D if you die before the Annuity Starting Date.

11. The INCOME BENEFIT is the periodic amount payable to you under one of the options set forth in Part C. The first payment will be payable on the Annuity Starting Date.

12. An IRA is an Individual Retirement Annuity as described in IRC Section 408.

13. The IRC is the Internal Revenue Code of 1986, as amended.

14. A LUMP-SUM BENEFIT is a withdrawal in a single sum of all or part of your Accumulation. The provisions concerning Lump-sum Benefits are set forth in Part F.

15. A ROLLOVER AMOUNT is a rollover contribution as described in IRC Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), and 408(d)(3). It also includes a transfer from another IRA where the source of funds in such IRA is a rollover contribution.

16. The RULES OF THE FUND govern all matters affecting the interest of anyone in the Fund to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone in the Fund. A copy of the Rules of the Fund was furnished to you when this certificate was issued; you will be notified of all amendments to such Rules.

17. The SECOND PARTICIPANT is the person you name, when starting to receive your income under a Survivor Unit-Annuity Option, to receive a life income if he or she survives you. You may name your spouse, or any other person eligible under CREF's practices then in effect, to be a Second Participant.

18. A UNIT-ANNUITY is a series of payments of the then current value of a fixed number of Annuity Units. A Unit-Annuity may be paid only from the CREF Stock Account, the CREF Money Market Account, or the CREF Social Choice Account. The number of Annuity Units to be paid and their then current value will be determined in accordance with the Rules of the Fund using actuarial methods. A Unit-Annuity Benefit may be elected as described in Part C and D.

19. A VALUATION DAY is a day on which the dollar values of the Accumulation Units in the CREF Accounts are established. The procedure for determining Valuation Days is contained in the Rules of the Fund.

                        PART B: CERTIFICATE AND PREMIUMS

20. THE CERTIFICATE. We have issued this certificate in return for your completed application. Any endorsement or amendment of this certificate or waiver of any of its provisions will be valid only if in writing and signed by an Executive Officer or Registrar of CREF. All premiums and benefits are payable at CREF's home office in New York, NY.

21. PREMIUMS. All premiums must be Rollover Amounts. CREF may accept premiums at any time before the Annuity Starting Date or your prior death. Premiums will be credited to your certificate as of the end of the Business Day on which they are received by CREF at its home office in New York, NY.

             You may allocate any whole number percentage of a premium to a CREF Account. CREF will credit your premiums among the Accounts according to the most recent instructions CREF has received from you. If no allocation instructions have been received, all premiums will be allocated to the Money Market Account.

22. UNCONDITIONAL PROTECTION AGAINST LAPSE OR FORFEITURE. Your rights under the certificate will not lapse after the first premium has been paid. No additional premiums are required. You own all benefits to be derived from the Accumulation.

                           PART C: YOUR INCOME BENEFIT

23. CHANGING YOUR ANNUITY STARTING DATE. You may change the Annuity Starting Date at any time before you start to receive your Income Benefit, by written notice to CREF as explained in Section 50. You may change the Annuity Starting Date to the first of any month after the change, but not to a month later than the April first of the calendar year following the calendar year in which you attain age 70 1/2, or to a date otherwise permitted by federal tax law. If you have not chosen an Annuity Starting Date prior to your sixty-fifth birthday, you will be deemed to have chosen the first of the month following that birthday.

24. STARTING YOUR INCOME BENEFIT. Payment of your Income Benefit will begin as of the Annuity Starting Date you have chosen, if you are then living and:
           A) you have chosen one of the Income Options set forth in Section 25;
           B) if you choose an Income Option that pays a lifetime income, we have received due proof of your age and, if you choose a Survivor Unit-Annuity Option, the age of your Second Participant; and

           C) if you choose the Minimum Distribution Annuity, we have received due proof of your age and the age of the oldest primary beneficiary you name under the Minimum Distribution Annuity, if any.

           If the requirements of this Section have not been completed by the Annuity Starting Date you have chosen, the Annuity Starting Date will be deferred to the first of the month after the requirements have been completed, or if earlier, to the April first of the calendar year following the calendar year in which you attain age 70 1/2.

25. INCOME OPTIONS are the ways in which you may have your Income Benefit paid to you. Any time before the Annuity Starting Date you may choose the Option you want. You may change your choice any time before payments begin, but once they have begun no change can be made. Any choice of Option or change of such choice must be made by written notice to CREF as explained in Section 50.

     The following are the Income Options from which you may choose. All of them provide an income for you, some provide that payments will continue for the lifetime of a Second Participant and some provide that payments will continue in any event during a guaranteed or fixed period as explained in Section 26. The periodic amount paid to you or a surviving Second Participant depends on which of these Options you choose:

           SINGLE LIFE UNIT-ANNUITY. A payment will be made to you each month as long as you live. All payments will cease at your death. This Option provides nothing for anyone after your death.

           LIFE UNIT-ANNUITY WITH 10-, 15- OR 20-YEAR GUARANTEED PERIOD. A payment will be made to you each month as long as you live. If you die before the end of the guaranteed period you have chosen, the monthly payments will continue to the end of that period.

           UNIT-ANNUITY FOR A FIXED PERIOD. A payment will be made to you each month for a fixed period of not less than five nor more than thirty years, as chosen. At the end of the period chosen no further payments will be made. If you die before the end of the period chosen, the monthly payments will continue to the end of that period.

            SURVIVOR UNIT-ANNUITY OPTIONS. Under each of the following Options a payment will be made to you each month as long as you live, and will be continued for life to the Second Participant you have named if he or she survives you. After payments begin, you cannot change your choice of Second Participant.

                       FULL BENEFIT TO SURVIVOR WITH OR WITHOUT A 10-, 15- OR 20-YEAR GUARANTEED PERIOD. At the death of either you or your Second Participant, the monthly payments that continue to the survivor will be based on the full number of Annuity Units that would have been paid if both had lived. If you choose a guaranteed period and you and your Second Participant both die before the end of the period chosen, the monthly payments will be based on the full number of Annuity Units that would have been paid if both had lived, and will continue to be paid to the end of that period. If you do not choose a guaranteed period, all payments will cease at the death of the last survivor of you and the Second Participant.

                       TWO-THIRDS BENEFIT TO SURVIVOR WITH OR WITHOUT A 10-, 15- OR 20-YEAR GUARANTEED PERIOD. At the death of either you or your Second Participant, the monthly payments that continue to the survivor will be based on two-thirds of the number of Annuity Units that would have been paid if both had lived. If you choose a guaranteed period and you and your Second Participant both die before the end of the period chosen, the monthly payments will be based on two-thirds of the number of Annuity Units that would have been paid if both had lived, and will continue to be paid to the end of that period. If you do not choose a guaranteed period all payments will cease at the death of the last survivor of you and the Second Participant.

                       HALF BENEFIT TO SECOND PARTICIPANT WITH OR WITHOUT A 10-, 15- OR 20-YEAR GUARANTEED PERIOD. Monthly income equal to the full number of Annuity Units will continue as long as you live. If your Second Participant survives you, the monthly payments that continue will be based on one-half the number of Annuity Units that you would have received if you had lived. If you choose a guaranteed period and you and your Second Participant both die before the end of the period chosen, the monthly payments will be based on one-half of the number of Annuity Units that would have been paid if you had lived, and will continue to be paid to the end of that period. If you do not choose a guaranteed period all payments will cease at the death of the last survivor of you and the Second Participant.

             MINIMUM DISTRIBUTION ANNUITY. This Income Option is designed to enable you to meet the minimum distribution requirements of federal tax law. Annual payments reducing your Accumulation will be made to you each December 1 until your Accumulation is entirely paid out, or until your prior death. An initial payment may be made as of the April first of the year following the year in which you attain age 70 1/2, if required to meet the minimum distribution requirements. This option may not provide a lifetime income for you. If you die before the entire accumulation has been paid out, a death benefit will be paid to the beneficiary or beneficiaries you named when you chose this Option. The death benefit will be paid under one of the Methods of Payment of the death benefit set forth in the Minimum Distribution Annuity, subject to any limitations imposed by federal tax law. The amount of the death benefit will be the remaining accumulation. This option is only available when you must begin receiving income in order to comply with federal tax law.

    AUTOMATIC ELECTION PROVISION. If on the Annuity Starting Date determined in accordance with Sections 23 and 24, you have not chosen an Income Option, you will be deemed to have chosen the Minimum Distribution Annuity.

26. PAYMENTS TO THE END OF A GUARANTEED OR FIXED PERIOD. At the time you choose an Income Option, you name the person or persons to receive these payments, as explained in Section 50. You may later change the named persons and, if you choose a Survivor Unit-Annuity, your surviving Second Participant may change the named persons after your death unless you direct otherwise.

     At the death of the last survivor of you and your Second Participant before the end of a guaranteed period under one of the Survivor Unit-Annuity Options, or at your death before the end of a guaranteed or fixed period under one of the other Income Options, the monthly payments due for the remainder of the guaranteed or fixed period will continue to the surviving person or persons named to receive them. The Commuted Value of these payments may be paid in one sum unless we are directed otherwise.
     If no person has been named to receive these payments, or if no person so named is then living, the Commuted Value will be paid to your estate or, if you chose a Survivor Unit-Annuity Option, to the estate of the last survivor of you and your Second Participant.
     If a person receiving these payments dies before the end of the guaranteed or fixed period, the Commuted Value of any payments still due that person will be paid to any other surviving person or persons named to receive it. If no person so named is then living, the Commuted Value will be paid to the estate of the last person who was receiving these payments.

27. The NUMBER OF ANNUITY UNITS in each Account under your certificate will be determined as of the Annuity Starting Date, in accordance with the Rules of the Fund, on the basis of:

            A) the value of your Accumulation Units in that Account under your certificate at that time;
            B) the Income Option you choose;
            C) if you choose an Income Option that pays a lifetime income, your age;
            D) if you choose a Survivor Unit-Annuity Option, your Second Participant's age; and
            E) the value of that Account's Annuity Unit at that time.

            If your initial Income Benefit would be less than $25 a month, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in an initial payment of $25 or more and the shortest interval between payments.

                              PART D: DEATH BENEFIT

28. PAYMENT OF THE DEATH BENEFIT. If you die before the Annuity Starting Date, CREF will pay the Death Benefit to your Beneficiary under one of the Methods of Payment set forth in Section 31. You may choose the Method during your lifetime by written notice to CREF, as explained in Section 50. If you do not so choose, your Beneficiary will make the choice when he or she becomes entitled to payments. You may change the Method at any time before payments begin. After your death, your Beneficiary may change the Method chosen by you, if you so provide. Any choice of Method or change of such choice must be made by written notice to CREF, as explained in Section 50.

             Payment of the Death  Benefit under one of the Methods set forth in
Section 31 will start as of the first day of the month after we have received:
        A)     due proof of your death;
        B)     the choice of a Method of Payment set forth in Section 31;
        C) due proof of the Beneficiary's age if the Method of Payment chosen is the Minimum Distribution Annuity or the Method of Payment pays a lifetime income.

29. NAMING YOUR BENEFICIARY. Beneficiaries are persons you name, by written notice to CREF as explained in Section 50, to receive the Death Benefit if you die before the Annuity Starting Date. You may designate different classes of Beneficiaries, such as primary (first) and contingent (secondary). These classes set the order of payment. If a class contains more than one person, the Death Benefit will be paid to the then living persons in the class in equal shares, unless you provide otherwise. For example, if you die before the Annuity Starting Date, having named your spouse as primary Beneficiary and "children" as equal contingent Beneficiaries, your spouse would receive the Death Benefit if he or she survived you. But if your spouse did not survive you, then your surviving children would receive the Death Benefit in equal shares.
     The terms "children" or "my children" may be used to name a class of Beneficiaries, either primary or contingent. Unless you specify otherwise, these terms will mean all children born of your marriage or marriages and any children legally adopted by you. The term "children" also has the same inclusive meaning when used to name as Beneficiaries the children of your spouse, child, brother or sister.
        If you name your estate as Beneficiary, or if none of the Beneficiaries you have named is alive at the time of your death, the Death Benefit will be paid to your estate in one sum.
        If you die prior to the Annuity Starting Date never having named a Beneficiary, the Death Benefit will be paid to your estate in one sum.

30. CHANGING YOUR BENEFICIARY. At any time before the Annuity Starting Date you may change your Beneficiary or add or delete Beneficiaries, by written notice to CREF as explained in Section 50.

31. METHODS OF PAYMENT. The Death Benefit will be paid to your Beneficiary under one of the Methods shown below.

        As required by federal tax law, the distribution of the Death Benefit under any Method of Payment must be made over the lifetime of your Beneficiary or over a period not to exceed your Beneficiary's life expectancy. The Death Benefit, as permitted by federal tax law, must be applied under a chosen Method of Payment within one year of the date of your death; otherwise, beginning on the first day of the month in which the first anniversary of your date of death occurs, five annual payments will be made under the Unit-Annuity for a Fixed Period Method. However, if the Beneficiary is your spouse, the payment of the Death Benefit may be delayed until the December first of the year in which you would have attained age 70 1/2.

        SINGLE-SUM PAYMENT. The Death Benefit will be paid to your Beneficiary in one sum.

        SINGLE LIFE UNIT-ANNUITY. A payment will be made to your Beneficiary each month for life. All payments will cease at his or her death. This Method provides nothing for anyone after the death of your Beneficiary.

        LIFE UNIT-ANNUITY WITH 10-, 15- OR 20-YEAR GUARANTEED PERIOD. A payment will be made to your Beneficiary each month for life. If he or she dies before the end of the guaranteed period chosen, the monthly payments will continue to the end of that period as explained in Section 32.

        UNIT-ANNUITY FOR A FIXED PERIOD. A payment will be made to your Beneficiary each month for a fixed period of not less than five nor more than thirty years, as chosen. At the end of the period chosen the entire Death Benefit will have been paid out and no further payments will be made. If your Beneficiary dies before the end of the period chosen, the monthly payments will continue to the end of that period as explained in
        Section 32.

        UNIT DEPOSIT. Subject to federal tax law, CREF will hold your Beneficiary's Accumulation Units on deposit for a chosen period of not less than two nor more than thirty years. No periodic payments will be made under this Method. At the end of the period chosen, CREF will make a one-sum payment to your Beneficiary. This one-sum payment will be the then-current value of all Accumulation Units held by CREF for your Beneficiary. If your Beneficiary dies while any part of the Death Benefit is held by CREF, that amount will be payable as explained in
        Section 32.
               The value of the Death Benefit placed under this Method must be at least $5,000.

        MINIMUM DISTRIBUTION ANNUITY. This Method of Payment is designed to enable your Beneficiary to meet the minimum distribution requirements of federal tax law. For each year that a distribution is required, annual payments reducing your Accumulation will be made on December 1 until your accumulation is entirely paid out, or until the prior death of your Beneficiary. This option may not provide a lifetime income for your Beneficiary. If your Beneficiary dies before the entire accumulation has been paid out, the remaining accumulation will be paid in one sum to the payee named to receive it.

        TRANSFER TO A TIAA PAY-OUT CONTRACT. CREF will pay to TIAA the Death Benefit for the purchase of a pay-out annuity on the life of the Beneficiary, or a pay-out annuity for a fixed period of not less than five nor more than thirty years, or an Interest Payments contract for a chosen period of not less than two nor more than thirty years. The premium and pay-out rates for the TIAA contract will be the rates applying to such Transfers at that time; the contract will give the Beneficiary the same rights as any person then being issued a similar TIAA contract.

         The value of a Death Benefit transferred under this Method must be at least $5,000.

        If any Method chosen, except Unit Deposit, would result in an initial payment of less than $25 a month, CREF will have the right to require a change in choice that will result in an initial payment of not less than $25.

32. PAYMENTS AFTER THE DEATH OF A BENEFICIARY. Any monthly payments still due at the death of your Beneficiary during a guaranteed or fixed period will be continued to the person or persons named by you or your Beneficiary to receive them, by written notice to CREF as explained in Section 50. The Commuted Value of these payments may be paid in one sum unless we are directed otherwise.
     If no person has been named to receive these payments, or if no person so named is living at the death of your Beneficiary, the Commuted Value will be paid in one sum to your Beneficiary's estate.
     If a person receiving these payments dies before the end of the guaranteed or fixed period, the Commuted Value of any payments still due that person will be paid to any other person or persons named to receive it. If no person has been so named, the Commuted Value will be paid to the estate of the last person who was receiving these payments.
     If your Beneficiary dies while any Accumulation Units are held by CREF under the Unit Deposit Method or the Minimum Distribution Annuity, then their current value will be paid in one sum to the person or persons you or your Beneficiary have named to receive it. If no such person survives your Beneficiary, the then-current value of all Accumulation Units held on deposit will be paid in one sum to your Beneficiary's estate.

33. The NUMBER OF ANNUITY UNITS FOR A BENEFICIARY in each Account under your Beneficiary's certificate will be determined as of the date the Unit-Annuity begins, in accordance with the Rules of the Fund, on the basis of:

          A) the value of your Accumulation Units in that Account under your certificate at that time;
          B) the  Method of  Payment  chosen for the Death Benefit;
          C) if the Method chosen pays a lifetime income, the age of your Beneficiary;
          D) the value of that Account's  Annuity Unit at that time.

                                PART E: TRANSFERS

34. You may TRANSFER some or all of your Accumulation Units from a CREF Account under your certificate to purchase Accumulation Units in one of the other CREF Accounts under your certificate or to a fixed-dollar TIAA annuity.
         All values will be determined as of the end of the Business Day in which CREF has received your request for a Transfer in a form acceptable to CREF.
         You may choose to defer the effective date of the Transfer until the last day of any month following the date on which we receive your request, and all values will be determined as of the end of such effective date. The request for a Transfer cannot be revoked after the effective date of such Transfer.
         If a new TIAA contract is issued when you Transfer to a TIAA annuity, you will have the same rights under the TIAA contract as any person then being issued a similar contract, except for the temporary right to cancel.
         If all of your Accumulation Units under your certificate are withdrawn as a Transfer, all obligations of CREF to you under this certificate are fulfilled.
         CREF may limit Transfers to not more than twice in any calendar year. The minimum amount you may Transfer from a CREF Account is $1,000, or if less, all Accumulation Units in an Account.

                            PART F: LUMP-SUM BENEFITS

35. AVAILABILITY OF LUMP-SUM BENEFIT. Before the Annuity Starting Date, you may choose to withdraw, as a Lump-sum Benefit, all or part of a specified Account's Accumulation Units. Any choice of Lump-sum Benefit must be made by written notice to CREF as explained in Section 50.

36. PAYMENT OF THE LUMP-SUM BENEFIT. If you choose the Lump-sum Benefit, we will pay your Accumulation, or any part thereof not less than $1,000. All values will be determined as of the end of the Business Day in which CREF has received, in a form acceptable to CREF, your request for a Lump-sum Benefit.

         You may choose to defer the effective date of the Lump-sum Benefit until the last day of any month following the date on which we receive your request, and all values will be determined as of the end of such effective date. The request for a Lump-sum Benefit cannot be revoked after the effective date of such Lump-sum Benefit.

         If all of your Accumulation Units under your certificate are withdrawn as a Lump-sum Benefit, all obligations of CREF to you under this certificate are fulfilled.

                        PART G: DISTRIBUTION REQUIREMENTS

         Notwithstanding any other provision to the contrary, all distributions (under this certificate) shall be determined and made in accordance with IRC 408(a)(6) and IRC 401(a)(9), including the incidental death benefit requirements of 401(a)(9)(G), and the proposed regulations thereunder, including the minimum distribution incidental benefits requirement of Section 1.401(a)(9)-2 of the proposed regulation, or any applicable successor provision to those regulations. The following are the minimum distribution requirements imposed by the IRC and the proposed regulations promulgated thereunder.

37. REQUIRED BEGINNING DATE. Your entire Accumulation must be distributed or begin to be distributed no later than April 1 of the calendar year following the calendar year in which you reach age 70 1/2.

38. LIMITS ON DISTRIBUTION PERIODS. Distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):
          (a)     your life;
          (b)     the life of you and a Designated Beneficiary;
          (c)     a period certain not extending beyond your Life Expectancy; or
          (d) a period certain not extending beyond the Joint and Last Survivor Expectancy of you and a Designated Beneficiary.

                  Distributions must be made no less frequently than annually. In addition, annuity distributions must be either nonincreasing or may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the proposed regulation.

39. DETERMINATION OF AMOUNT TO BE DISTRIBUTED EACH YEAR. If your interest is to be distributed in other than a life annuity or a single sum, the following minimum distribution rules shall apply to the first calendar year for which distributions are required, and each year thereafter:

         (a) The amount to be distributed each year shall not be less than the quotient obtained by dividing your Accumulation as of the end of the prior calendar year by the lesser of:

                   (1)     the Applicable Life Expectancy, or

                   (2) if your spouse is not the Designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the proposed regulations.

                  Distributions after your death shall be distributed using the Applicable Life Expectancy as the relevant divisor without regard to Section 1.401(a)(9)-2 of the proposed regulations.

        (b) In  no  event  shall  the  amount  to  be  distributed   exceed  the
            Accumulation as of the date the distribution is made.

40. DISTRIBUTION BEGINNING BEFORE DEATH. If you die after distribution of your interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

41. DISTRIBUTION BEGINNING AFTER DEATH. If you die before distribution of your interest begins, distribution of your entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of your death except to the extent that an election is made to receive distributions in accordance with (a), (b) or (c) below:

         (a) If any portion of your interest is payable to a Designated Beneficiary, distribution may be made over the life or over a period certain not greater than the Life Expectancy of the Designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which you die;

         (b) If the Designated Beneficiary is your surviving spouse, the date distributions are required to begin in accordance with
                  (a) above shall not be earlier than the later of: (1) December 31 of the calendar year immediately following the calendar year in which you died, and (2) December 31 of the calendar year in which you would have attained age 70 1/2.

         (c) Alternatively, your surviving spouse may elect to treat the account as his/her own by making a rollover to or from such account or by failing to commence receiving distributions in accordance with Section 41 (b). If such an election is made, the distribution requirements of this Part G shall apply as if the spouse were the original owner of the IRA.

42.      DEFINITIONS RELATING TO DISTRIBUTION REQUIREMENTS.

    a. LIFE EXPECTANCY AND JOINT AND LAST SURVIVOR EXPECTANCY. Life Expectancy and Joint and Last Survivor Expectancy are computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the regulations, or any applicable successor provision to those regulations.

    b. APPLICABLE LIFE EXPECTANCY. (i) For purposes of Section 38, the Life Expectancy (or Joint and Last Survivor expectancy) calculated using your attained age (and that of the Designated Beneficiary) as of your (and the Designated Beneficiary's) birthday and (ii) for purposes of
         Section 41, the Life Expectancy calculated using your Designated Beneficiary's attained age as of your Designated Beneficiary's birthday, each in the applicable calendar year reduced by one for each calendar year which has elapsed since the date Life Expectancy was first calculated. If Life Expectancy is being recalculated, the
         Applicable Life Expectancy shall be the Life Expectancy as so recalculated. The applicable calendar year shall be the first distribution calendar year, and if Life Expectancy is being recalculated such succeeding calendar year.

         Unless otherwise elected by you (or your spouse, in the case of distributions described in Section 41 above) by the time distributions are required to begin, Life Expectancies shall be recalculated annually. Such election shall be irrevocable as to the participant (or spouse) and shall apply to all subsequent years. The Life Expectancy of a nonspouse beneficiary may not be recalculated.

    c. DESIGNATED BENEFICIARY. For purposes of this Part G, the Designated Beneficiary shall be the oldest primary Beneficiary, as determined in accordance with Section 1.401(a)(9)-1 of the proposed regulations.

    d. BEGINNING OF DISTRIBUTION. For purposes of Sections 40 and 41, distributions are considered to have begun if distributions are made on account of your reaching your required beginning date or if prior to your required beginning date distributions irrevocably commence to you over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the proposed regulations.

                           PART H: GENERAL PROVISIONS

43. REPORT OF PREMIUMS AND ACCUMULATION. At least once each year until the Annuity Starting Date, we will mail you a report for the calendar year just ended. It will show the amount of any premiums paid and the value of your Accumulation (Death Benefit).

44. OWNERSHIP. You own this certificate. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

45. NO ASSIGNMENT, TRANSFER, OR LOANS. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits, nor transfer any of your duties, under the terms of this certificate. Any such action will be void and of no effect. This certificate does not provide for loans.

46. EXCLUSIVE BENEFIT. This certificate is established for the exclusive benefit of you or your Beneficiaries.

47. PROTECTION AGAINST CLAIMS OF CREDITORS. The benefits and rights accruing to you or any other person under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law. This protection is contained in the statute of the State of New York establishing CREF.

48. NON-FORFEITURE OF BENEFITS. Amounts payable under the certificate will not be less than the minimum required as of the Date of Issue by any statute of the State or other jurisdiction in which the certificate is issued. Your Accumulation and any benefits purchased cannot be forfeited under the certificate.

49. DELETION OF A CREF ACCOUNT. CREF may delete the CREF Bond Market Account, the CREF Social Choice Account, and any future Account. Also, CREF may stop providing Unit-Annuities in the CREF Social Choice Account or in any future Account. If you have Accumulation Units in a CREF Account that is deleted, you must transfer them to another CREF Account. If you do not make a choice, CREF will transfer your Accumulation Units, if any, in such Account to the CREF Money Market Account. If you have a Unit-Annuity in a CREF Account that is deleted or in a CREF Account in which CREF stops providing Unit-Annuities, any Annuity Units in such Account must be converted to a Unit-Annuity in any other CREF Account that maintains Annuity Units. If no choice is made, any Unit-Annuity in the Account will be converted to a Unit-Annuity in the CREF Money Market Account. All elections and choices made in connection with an Income Option or Method of Payment of the Death Benefit and in effect as of the date of conversion will remain in effect. The number of Annuity Units in the Account to which the Unit-Annuity is converted will be determined in accordance with the Rules of the Fund.

50. PROCEDURE FOR ELECTIONS AND CHANGES. An election or change may be made, in accordance with the terms of your certificate, by written notice satisfactory to CREF. No such notice will take effect unless it is received by CREF at its home office in New York, NY. Any notice of change in Beneficiary or other person named to receive payments will take effect as of the date it was signed, whether or not the signer is living at the time we receive it. Any other notice will take effect as of the date it is received. Any action taken by CREF in good faith before receiving the notice will not subject CREF to liability even though our acts were contrary to what was stated in the notice.

51. PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC. CREF may pay in one sum the Commuted Value of any benefits due an estate, corporation, partnership, trustee or other entity not a natural person. CREF will not be responsible for the acts of or any neglect by any executor, trustee, guardian, or other third party to whom payment is made.

52. SERVICE OF PROCESS UPON CREF. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States, Puerto Rico or Canada provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district, territory, or province in which the action or suit is brought. This Section does not waive any of our rights, including the right to remove such action or suit to another court.

53. BENEFITS BASED ON INCORRECT DATA. If the amount of benefits is determined by data as to a person's age or any other factor that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

54. PROOF OF SURVIVAL. CREF may require satisfactory proof that anyone named to receive benefits under the terms of this certificate is alive on the date any benefit payment is due. If this proof is not received after requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a Survivor Unit-Annuity Option CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment has been recovered.

55. COMPLIANCE WITH LAWS AND REGULATIONS. CREF will administer this certificate to comply with all laws and regulations pertaining to the terms and conditions of the certificate. If the certificate conflicts as of the Date of Issue with any applicable law or regulation, such law or regulation will prevail.

         The choice of Income Option, Annuity Starting Date, Beneficiary or Second Participant, Method of Payment of the Death Benefit, and the availability of Lump-sum Benefits as set forth in this certificate are subject to the applicable restrictions and distribution requirements and incidental benefit requirements of the IRC, and any rulings and regulations issued under the IRC.

56. RIGHT TO AMEND. CREF reserves the right to change this certificate from time to time in order to comply with the IRC and the regulations relating to a prototype IRA. If you do not agree to such a change, this certificate may fail to be a qualified IRA under the prototype to which the Internal Revenue Service approval letter and serial number apply. When required by law, CREF will obtain the approval of any appropriate regulatory authority to such amendment.

57. PREMIUM RECEIVED IN ERROR, RELIANCE ON INFORMATION FROM YOU. CREF will refund the accumulated value of any premium received that is not a Rollover Amount. CREF is entitled to rely on information you provide regarding any premium you remit to this certificate. CREF shall be held harmless for any action taken in reliance on such information.

58. CORRESPONDENCE AND REQUESTS FOR BENEFITS. No notice, application, form, premium payment or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY. All premiums and benefits are payable at our home office in New York, NY. Any questions about this certificate, or inquiries about our service should be directed to us at our home office address: CREF, 730 Third Avenue, New York, NY 10017-3206.